Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Tech Data Corporation Completes Acquisition of Joint Venture Partner’s Interest in Brightstar Europe Limited

CLEARWATER, Fla., (September 11, 2012) — Tech Data Corporation (Nasdaq:TECD), a leading distributor of IT products, today announced it has completed the acquisition of Brightstar Corp.’s (Brightstar) 50 percent ownership interest in Brightstar Europe Limited (BEL), a pan-European provider of distribution and integrated supply chain solutions for the mobility industry.

Tech Data paid Brightstar $165.6 million in cash for Brightstar’s equity in the joint venture (reflected as “noncontrolling interest” within the Company’s consolidated balance sheet) and the repayment of all loans advanced by Brightstar to the joint venture. As a result of this transaction, Tech Data will record an adjustment that decreases additional paid-in capital within shareholders’ equity by $86 million to $90 million, representing the purchase price premium paid to Brightstar for its share of the joint venture and costs incurred associated with the transaction.

BEL had been a consolidated subsidiary of Tech Data Corporation. As such, the transaction is not expected to impact Tech Data’s fiscal 2013 net sales, gross profit or operating income. With the transaction now complete, Brightstar’s portion of BEL’s operating performance, (reflected as “net income attributable to noncontrolling interest”), will be eliminated as of the closing date, resulting in an anticipated positive impact to fiscal 2013 net income and earnings per share attributable to shareholders of Tech Data Corporation.

“Acquiring full ownership of the joint venture reflects our commitment to and confidence in the European mobility distribution market,” said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. “Mobility is one of Tech Data’s fastest growing specialty businesses and an important element of our diversification strategy. We thank Brightstar for its partnership in helping to establish and expand the joint venture. Since the business already operates within our European infrastructure, Tech Data’s shareholders will now benefit from owning 100 percent of this highly successful specialty division.”

Cautionary Statement

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the company’s periodic filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q, copies of which can be obtained at the company’s Investor Relations website at www.techdata.com.

Tech Data Corporation Completes Acquisition of Joint Venture Partner’s Interest in Brightstar Europe Limited

September 11, 2012

About Tech Data

Tech Data Corporation (NASDAQ GS: TECD) is one of the world’s largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. Tech Data generated $26.5 billion in net sales for the fiscal year ended January 31, 2012 and is ranked 109th on the Fortune 500®. For more information, please visit www.techdata.com.

INVESTOR CONTACTS

Jeffery P. Howells

Executive Vice President and Chief Financial Officer

(727) 538-7825

jeff.howells@techdata.com

Arleen Quinones

Director, Investor Relations and Shareholder Services

(727) 532-8866

arleen.quinones@techdata.com

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